UFP Industries, Inc.

Exhibit 99(a)

FOR IMMEDIATE RELEASE

Monday, July 28, 2025

UFP Industries Announces Second Quarter 2025 Results

GRAND RAPIDS, MI – July 28, 2025 -- UFP Industries, Inc. (Nasdaq: UFPI) a leading manufacturer focused on delivering value-added products across its Retail, Packaging, and Construction segments reported results for the second quarter ended June, 28, 2025, including net sales of $1.84 billion, net earnings attributable to controlling interests of $100.7 million, earnings per diluted share of $1.70, and adjusted EBITDA of $174.1 million. Results for the quarter include impairment charges and one-time tax benefits which each amount to $0.05 per diluted share and offset one another.

Our second quarter was largely a continuation from our first quarter as visibility remains limited, tariff uncertainty remains a challenge for consumer and business sentiment, and end market demand remains soft but stable. Despite the current environment, we continue to make progress positioning UFP as a leaner and faster growing enterprise for when markets recover,” said Will Schwartz UFP Industries CEO. “I want to thank each of our employees for their continued dedication and willingness to make the difficult but necessary business decisions during these uncertain times. We remain on target to realize approximately $60 million of structural cost savings by year-end 2026 and will continue to evaluate all aspects of our business to drive additional margin improvement.”

“Looking ahead, we remain focused on driving innovation across the portfolio and making strategic investments to drive growth and profitability. Our long-term capital plans are focused on investing in our most attractive opportunities for growth, margin, and returns. We are also actively pursuing M&A transactions that complement our core capabilities. Our strong balance sheet and free cash flow generation remain competitive advantages, enabling us to pursue strategic investments, along with share repurchases and dividends, while maintaining a conservative capital structure.”

Second Quarter 2025 Highlights (comparisons on a year-over-year basis except where noted):

●Net Sales of $1.84 billion decreased by 4 percent due to a 1 percent decrease in price and a 3 percent decline in organic units.
●New product sales of $129.1 million were 7.0 percent of total net sales compared to 6.7 percent in the second quarter of 2024.
●Net Earnings of $100.7 million declined from $126.0 million a year ago.

UFP Industries, Inc.

●	Adjusted EBITDA[1] was $174.1 million in the quarter, or 9.5% percent of net sales, compared to $203.9 million, or 10.7 percent of net sales, for the same period a year ago.

Capital Allocation

UFP Industries maintains a strong balance sheet and as of June 28, 2025, had approximately $2.1 billion of liquidity consisting of $841.9 million of cash and remaining availability under its revolving credit facility and a shelf agreement with certain lenders. The company’s return-focused approach to capital allocation includes the following:

-	Acquisitions and Organic Growth. The company seeks strategic acquisitions and invests in organic growth opportunities when acquisition targets are not available at valuations that will allow us to meet or exceed targeted return rates. In 2024, the company announced up to $1 billion in capital investments through 2028 for automation, technology upgrades, geographic expansion and increased capacity at existing facilities, primarily for its Deckorators and Site Built business units, as well as its Packaging segment. The company expects to invest approximately $300 million to $325 million in capital projects in 2025.

-	Dividend payments. On July 23, 2025, the UFP Industries Board of Directors approved a quarterly cash dividend payment of $0.35 per share, which represents a 6 percent year over year increase. This dividend is payable on September 15, 2025, to shareholders of record on September 1, 2025. We continue to consider our payout ratio and yield when determining the appropriate dividend rate and have a long-term objective of increasing our dividend in line with our earnings growth.

-	Share repurchases. On July 24, 2024, the UFP Industries Board of Directors authorized the company’s repurchase of up to $200 million of shares through July 31, 2025. On April 23, 2025, the Board approved an increase in this repurchase authorization to $300 million. As of July 25, 2025, we have repurchased a total of approximately 2.6 million shares under this authorization for $269.6 million at an average share price of $103.55. On July 23, 2025, the Board approved a new share repurchase authorization totaling $300 million through July 31, 2026, which supersedes and replaces our prior share repurchase authorization.

1 Represents a non-GAAP measurement; see the reconciliation of non-GAAP financial measures and related explanations below.

UFP Industries, Inc.

By business segment, the company reported the following results:

UFP Retail Solutions

Net sales of $788.2 million were down 3 percent compared to the second quarter of 2024. Organic unit sales decreased 7 percent, which was partially offset by a 4 percent increase in selling prices. Organic unit sales decreased 3 percent for Deckorators and 7 percent for ProWood. Within our Deckorators business unit, our sales of railings declined 25 percent, wood-plastic composite decking was flat, and mineral-based Surestone composite decking increased over 45 percent. Railing sales declined due to the loss of placement with a large retail customer, which also impacted our wood-plastic composite decking volumes. However, we gained market share with another major retailer, and initial stocking orders from this retailer for our mineral-based, Surestone decking board, and stronger demand from the pro channel for this product has provided an offset. This shift positions us for a modest net market share gain in 2025 as we add capacity to supply to approximately 1,500 stores by 2026. We expect to realize the full benefit of this share gain in 2026 and remain focused on our long-term goal to double our composite decking and railing market share over the next five years.  ProWood volumes declined primarily due to softer demand as result of higher interest rates and weaker consumer sentiment, as well as our ongoing efforts to exit lower-margin product lines.

Gross profit was $113.7 million, or 14.4 percent of net sales, compared to $126.7 million, or 15.7 percent of net sales, over the same period in 2024. Gross profit declined for Deckorators as a result of lower unit sales of railings and an increase in costs due to a customer transition, while gross profit for our ProWood pressure-treated products was largely unchanged as higher material costs were offset by higher pricing. Higher costs contributed to a $4 million decline in gross profit for our Edge products.

UFP Packaging

Net sales of $428.7 million were down 2 percent compared to the second quarter of 2024. The declines in the quarter were driven by a 4 percent decline in selling prices and flat organic sales, which were partially offset by a 2 percent increase from an acquisition. Organic unit sales were flat as a 2 percent decline in Structural Packaging, due to lower demand, was offset by a 5 percent increase in PalletOne and an 8 percent increase in Protective Packaging as these business units continue to gain market share.

Gross profit for the Packaging segment was $70.6 million, or 16.5 percent of net sales, compared to $83.7 million, or 19.2 percent of net sales, in the second quarter last year. Gross profit declined primarily due to softer demand, which resulted in more competitive pricing in our Pallet One and Structural Packaging business units.

UFP Construction

Net sales of $551.6 million were down 4 percent compared to the second quarter of 2024 as a 6 percent decrease in selling prices was partially offset by an organic unit sales increase of 2 percent. Organic unit sales increased 8 percent in Factory Built due to higher industry production, market share gains, new products, and expanded capabilities. Organic unit sales increased 6 percent in Commercial and 11 percent in Concrete Forming. Site Built Housing volumes decreased 7 percent due to softer demand.

UFP Industries, Inc.

Gross profit for the Construction segment was $100.2 million, or 18.2 percent of net sales, compared to $125.6 million, or 21.9 percent of net sales, in the second quarter last year. The decrease in gross profit was primarily driven by lower unit sales and more competitive pricing in our Site Built business unit. Favorable volumes in both the Concrete Forming Solutions and Factory Built businesses each supported year over year gross profit growth in the quarter.

Short-Term Outlook

Tariff and duty impacts: We are working closely with our domestic and international suppliers to navigate the recently proposed tariffs on several of our raw materials. If tariffs are enacted, the demand for domestic products would be expected to increase, which will likely increase costs as capacity gets challenged. Although the trade landscape continues to evolve, since we do not own any foreign sawmills and have excellent relationships with our mill partners, we believe we are currently in a strong position to adapt quickly to tariffs without material adverse financial impact after a short adjustment period. The company will continue to monitor the market and intends to make decisions quickly to minimize disruption.

On July 23, 2025, our Board of Directors approved a plan to close our Bonner, Montana manufacturing facilities, which manufacture our Edge siding, pattern, and trim products. We plan to transfer our trim and certain other products to existing facilities and will exit the coated siding business. As part of this restructuring, we expect to incur impairment charges and other one-time costs in a range of $15 million to $17 million in the third quarter of 2025 and expect a minimal impact on revenues. These actions are expected to eliminate future operating losses associated with these facilities of approximately $16 million in 2026. In addition, in July, we completed the sale of a small industrial component manufacturer as well as the sale of real estate associated with previously closed plants. We plan to recognize a one-time gain in July of approximately $13 million associated with these transactions. An additional property is under contract to be sold in the third quarter, which is expected to add approximately $2 million to this gain. These actions are part of our ongoing efforts to improve capacity utilization and reduce our costs by eliminating excess capacity and closing under-performing operations.

End Market Demand: Our 2025 outlook remains unchanged. We continue to anticipate the softer demand and competitive pricing environment will remain through the balance of 2025 and are planning for low single-digit unit declines in each of our segments. We anticipate a more significant decline in Site Built will be partially offset by an increase in Factory Built. We expect initial stocking orders for our new Surestone decking product and expanded manufacturing and distribution capabilities will continue to support momentum in our Deckorators business through the remainder of the year.

Long-Term Outlook

The company’s long-term goals remain unchanged and include: 1) achieving 7-10 percent unit sales growth annually (including bolt-on acquisitions) with at least 10 percent of all sales coming from new products; 2) achieving 12.5 percent adjusted EBITDA margins; 3) earning an incremental return on new investments over our hurdle rate; and 4) maintaining a conservative capital structure.

UFP Industries, Inc.

CONFERENCE CALL

UFP Industries will conduct a conference call to discuss its outlook and information included in this news release at 9:00 a.m. ET on Tuesday, July 29, 2025. The call will be hosted by CEO Will Schwartz and CFO Michael Cole and will be available simultaneously and in its entirety to all interested investors and news media through a webcast at https://www.ufpinvestor.com/news-filings-reports#events---presentations. A replay of the call will be available through the website.

UFP Industries, Inc.

UFP Industries, Inc. is a holding company whose operating subsidiaries – UFP Packaging, UFP Construction and UFP Retail Solutions – manufacture, distribute and sell a wide variety of value-added products used in residential and commercial construction, packaging and other industrial applications worldwide. Founded in 1955, the company is headquartered in Grand Rapids, Mich., with affiliates in North America, Europe, Asia and Australia. For more about UFP Industries, go to www.ufpi.com.

This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act, as amended, that are based on management’s beliefs, assumptions, current expectations, estimates and projections about the markets we serve, the economy and the Company itself. Words like “anticipates,” “believes,” “confident,” “estimates,” “expects,” “forecasts,” “likely,” “plans,” “projects,” “should,” variations of such words, and similar expressions identify such forward-looking statements. These statements do not guarantee future performance and involve certain risks, uncertainties and assumptions that are difficult to predict with regard to timing, extent, likelihood and degree of occurrence. The Company does not undertake to update forward-looking statements to reflect facts, circumstances, events, or assumptions that occur after the date the forward-looking statements are made. Actual results could differ materially from those included in such forward-looking statements. Investors are cautioned that all forward-looking statements involve risks and uncertainty. Among the factors that could cause actual results to differ materially from forward-looking statements are the following: fluctuations in currency and inflation; fluctuations in the price of lumber; adverse or unusual weather conditions; adverse economic conditions in the markets we serve; changes in tariffs, import/export regulations, and other trade policies; concentration of sales to customers; the success of vertical integration strategies; excess capacity or supply chain challenges; inbound and outbound transportation costs; alternatives to replace treated wood products; government regulations, particularly involving environmental and safety regulations; our ability to make successful business acquisitions; cybersecurity breaches; and potential pandemics. Certain of these risk factors as well as other risk factors and additional information are included in the Company's reports on Form 10-K and 10-Q on file with the Securities and Exchange Commission

Non-GAAP Financial Information

This release includes certain financial information not prepared in accordance with U.S. GAAP. Because not all companies calculate non-GAAP financial information identically (or at all), the presentations herein may not be comparable to other similarly titled measures used by other companies. Management uses Adjusted EBITDA, a non-GAAP financial measure, in order to evaluate historical and ongoing operations. Management believes that this non-GAAP financial measure is useful in order to enable investors to perform meaningful comparisons of historical and current performance. Adjusted EBITDA is intended to supplement and should be read together with the financial results. Adjusted EBITDA should not be considered an alternative or substitute for, and should not be considered superior to, the reported financial results. Accordingly, users of this financial information should not place undue reliance on the non-GAAP financial measure. See the table below for a reconciliation of Adjusted EBITDA to net earnings.

Net earnings

Net earnings refers to net earnings attributable to controlling interest unless specifically noted.

# # #

UFP Industries, Inc.

---------------AT THE COMPANY---------------

Stanley Elliott

Director of Investor Relations

(804) 337-8217

UFP Industries, Inc.

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS AND

COMPREHENSIVE INCOME (UNAUDITED)

FOR THE THREE AND SIX MONTHS ENDED

JUNE 2025/2024

	Quarter Period				Year to Date
(In thousands, except per share data)	2025		2024		2025		2024
NET SALES	$1,835,374	100.0%	$1,901,959	100.0%	$3,430,893	100.0%	$3,540,925	100.0%

COST OF GOODS SOLD	1,522,640	83.0	1,539,216	80.9	2,849,963	83.1	2,852,104	80.5

GROSS PROFIT	312,734	17.0	362,743	19.1	580,930	16.9	688,821	19.5

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES	184,995	10.1	203,155	10.7	361,249	10.5	395,214	11.2
NET LOSS ON DISPOSITION AND IMPAIRMENT OF ASSETS	3,830	0.2	2,222	0.1	3,754	0.1	1,991	0.1
OTHER LOSSES (GAINS), NET	818	—	(1,668)	(0.1)	584	—	(1,241)	—

EARNINGS FROM OPERATIONS	123,091	6.7	159,034	8.4	215,343	6.3	292,857	8.3

INTEREST AND OTHER	(8,854)	(0.5)	(9,406)	(0.5)	(17,283)	(0.5)	(22,169)	(0.6)

EARNINGS BEFORE INCOME TAXES	131,945	7.2	168,440	8.9	232,626	6.8	315,026	8.9

INCOME TAXES	31,074	1.7	42,208	2.2	52,332	1.5	67,695	1.9

NET EARNINGS	100,871	5.5	126,232	6.6	180,294	5.3	247,331	7.0

LESS NET EARNINGS ATTRIBUTABLE TO NONCONTROLLING INTEREST	(137)	—	(302)	—	(807)	—	(610)	—

NET EARNINGS ATTRIBUTABLE TO CONTROLLING INTEREST	$100,734	5.5	$125,930	6.6	$179,487	5.2	$246,721	7.0

EARNINGS PER SHARE - BASIC	$1.70		$2.05		$2.99		$4.01

EARNINGS PER SHARE - DILUTED	$1.70		$2.05		$2.99		$4.00

COMPREHENSIVE INCOME	$112,609		$118,252		$195,213		$238,221

LESS COMPREHENSIVE (INCOME) LOSS ATTRIBUTABLE TO NONCONTROLLING INTEREST	(1,754)		2,020		(2,391)		1,429

COMPREHENSIVE INCOME ATTRIBUTABLE TO CONTROLLING INTEREST	$110,855		$120,272		$192,822		$239,650

UFP Industries, Inc.

CONDENSED CONSOLIDATED STATEMENTS

OF EARNINGS BY SEGMENT (UNAUDITED)

FOR THE THREE MONTHS ENDED JUNE 2025/2024

	Quarter Period 2025
(In thousands)	Retail	Packaging	Construction	All Other	Corporate	Total
NET SALES	$788,224	$428,669	$551,590	$65,026	$1,865	$1,835,374
COST OF GOODS SOLD	674,484	358,087	451,401	51,789	(13,121)	1,522,640
GROSS PROFIT	113,740	70,582	100,189	13,237	14,986	312,734
SELLING, GENERAL AND ADMINISTRATIVE EXPENSES	58,642	43,148	63,727	10,398	9,080	184,995
NET LOSS (GAIN) ON DISPOSITION AND IMPAIRMENT OF ASSETS	1,083	1,225	211	2,616	(1,305)	3,830
OTHER LOSSES (GAINS), NET	536	—	191	302	(211)	818
EARNINGS FROM OPERATIONS	53,479	26,209	36,060	(79)	7,422	123,091
INTEREST AND OTHER	(54)	(795)	—	(2,512)	(5,493)	(8,854)
EARNINGS BEFORE INCOME TAXES	53,533	27,004	36,060	2,433	12,915	131,945
INCOME TAXES	12,405	6,371	8,497	419	3,382	31,074
NET EARNINGS	$41,128	$20,633	$27,563	$2,014	$9,533	$100,871

	Quarter Period 2024
(In thousands)	Retail	Packaging	Construction	All Other	Corporate	Total
NET SALES	$809,067	$435,204	$574,547	$81,470	$1,671	$1,901,959
COST OF GOODS SOLD	682,307	351,518	448,992	61,564	(5,165)	1,539,216
GROSS PROFIT	126,760	83,686	125,555	19,906	6,836	362,743
SELLING, GENERAL AND ADMINISTRATIVE EXPENSES	65,291	52,996	73,307	14,576	(3,015)	203,155
NET LOSS (GAIN) ON DISPOSITION AND IMPAIRMENT OF ASSETS	1,158	1,174	287	23	(420)	2,222
OTHER LOSSES (GAINS), NET	528	—	(50)	(2,189)	43	(1,668)
EARNINGS FROM OPERATIONS	59,783	29,516	52,011	7,496	10,228	159,034
INTEREST AND OTHER	(178)	645	(14)	(1,202)	(8,657)	(9,406)
EARNINGS BEFORE INCOME TAXES	59,961	28,871	52,025	8,698	18,885	168,440
INCOME TAXES	15,025	7,234	13,036	2,180	4,733	42,208
NET EARNINGS	$44,936	$21,637	$38,989	$6,518	$14,152	$126,232

UFP Industries, Inc.

CONDENSED CONSOLIDATED STATEMENTS

OF EARNINGS BY SEGMENT (UNAUDITED)

FOR THE SIX MONTHS ENDED JUNE 2025/2024

	Year to Date 2025
(In thousands)	Retail	Packaging	Construction	All Other	Corporate	Total
NET SALES	$1,395,607	$838,677	$1,067,530	$125,324	$3,755	$3,430,893
COST OF GOODS SOLD	1,200,572	698,521	876,541	101,455	(27,126)	2,849,963
GROSS PROFIT	195,035	140,156	190,989	23,869	30,881	580,930
SELLING, GENERAL AND ADMINISTRATIVE EXPENSES	113,997	90,917	126,511	18,860	10,964	361,249
NET LOSS (GAIN) ON DISPOSITION AND IMPAIRMENT OF ASSETS	1,107	1,257	331	2,616	(1,557)	3,754
OTHER LOSSES (GAINS), NET	318	—	271	248	(253)	584
EARNINGS FROM OPERATIONS	79,613	47,982	63,876	2,145	21,727	215,343
INTEREST AND OTHER	(114)	(467)	(1)	(3,459)	(13,242)	(17,283)
EARNINGS BEFORE INCOME TAXES	79,727	48,449	63,877	5,604	34,969	232,626
INCOME TAXES	17,936	10,899	14,370	1,088	8,039	52,332
NET EARNINGS	$61,791	$37,550	$49,507	$4,516	$26,930	$180,294

	Year to Date 2024
(In thousands)	Retail	Packaging	Construction	All Other	Corporate	Total
NET SALES	$1,437,832	$859,622	$1,092,443	$148,417	$2,611	$3,540,925
COST OF GOODS SOLD	1,209,948	690,496	852,553	110,566	(11,459)	2,852,104
GROSS PROFIT	227,884	169,126	239,890	37,851	14,070	688,821
SELLING, GENERAL AND ADMINISTRATIVE EXPENSES	120,901	106,937	142,457	27,967	(3,048)	395,214
NET LOSS (GAIN) ON DISPOSITION AND IMPAIRMENT OF ASSETS	886	1,427	286	14	(622)	1,991
OTHER LOSSES (GAINS), NET	334	—	(206)	(1,499)	130	(1,241)
EARNINGS FROM OPERATIONS	105,763	60,762	97,353	11,369	17,610	292,857
INTEREST AND OTHER	(272)	1,233	(25)	(4,793)	(18,312)	(22,169)
EARNINGS BEFORE INCOME TAXES	106,035	59,529	97,378	16,162	35,922	315,026
INCOME TAXES	23,036	12,564	20,921	3,478	7,696	67,695
NET EARNINGS	$82,999	$46,965	$76,457	$12,684	$28,226	$247,331

UFP Industries, Inc.

RECONCILIATION OF NET EARNINGS TO

ADJUSTED EBITDA BY SEGMENT (UNAUDITED)

FOR THE THREE MONTHS ENDED JUNE 2025/2024

	Quarter Period 2025
(In thousands)	Retail	Packaging	Construction	All Other	Corporate	Total
NET EARNINGS	$41,128	$20,633	$27,563	$2,014	$9,533	$100,871
INTEREST AND OTHER	(54)	(795)	—	(2,512)	(5,493)	(8,854)
INCOME TAXES	12,405	6,371	8,497	419	3,382	31,074
EXPENSES ASSOCIATED WITH SHARE-BASED COMPENSATION ARRANGEMENTS	867	1,617	2,175	174	3,976	8,809
NET LOSS (GAIN) ON DISPOSITION AND IMPAIRMENT OF ASSETS	1,083	1,225	211	2,616	(1,305)	3,830
GAIN FROM REDUCTION OF ESTIMATED EARNOUT LIABILITY	—	(1,511)	—	—	—	(1,511)
DEPRECIATION EXPENSE	7,592	9,090	6,330	1,109	9,879	34,000
AMORTIZATION OF INTANGIBLES	957	2,166	704	1,671	430	5,928
ADJUSTED EBITDA	$63,978	$38,796	$45,480	$5,491	$20,402	$174,147

NET EARNINGS AS A PERCENTAGE OF NET SALES	5.2%	4.8%	5.0%	3.1%	*	5.5%

ADJUSTED EBITDA AS A PERCENTAGE OF NET SALES	8.1%	9.1%	8.2%	8.4%	*	9.5%
* Not meaningful

	Quarter Period 2024
(In thousands)	Retail	Packaging	Construction	All Other	Corporate	Total
NET EARNINGS	$44,936	$21,637	$38,989	$6,518	$14,152	$126,232
INTEREST AND OTHER	(178)	645	(14)	(1,202)	(8,657)	(9,406)
INCOME TAXES	15,025	7,234	13,036	2,180	4,733	42,208
EXPENSES ASSOCIATED WITH SHARE-BASED COMPENSATION ARRANGEMENTS	1,124	1,587	1,811	170	3,307	7,999
NET LOSS (GAIN) ON DISPOSITION AND IMPAIRMENT OF ASSETS	1,158	1,174	287	23	(420)	2,222
GAIN FROM REDUCTION OF ESTIMATED EARNOUT LIABILITY	—	—	(1,818)	—	—	(1,818)
DEPRECIATION EXPENSE	7,124	8,467	5,621	828	8,584	30,624
AMORTIZATION OF INTANGIBLES	998	2,216	703	1,503	433	5,853
ADJUSTED EBITDA	$70,187	$42,960	$58,615	$10,020	$22,132	$203,914

NET EARNINGS AS A PERCENTAGE OF NET SALES	5.6%	5.0%	6.8%	8.0%	*	6.6%

ADJUSTED EBITDA AS A PERCENTAGE OF NET SALES	8.7%	9.9%	10.2%	12.3%	*	10.7%
* Not meaningful

UFP Industries, Inc.

RECONCILIATION OF NET EARNINGS TO

ADJUSTED EBITDA BY SEGMENT (UNAUDITED)

FOR THE SIX MONTHS ENDED JUNE 2025/2024

	Year to Date 2025
(In thousands)	Retail	Packaging	Construction	All Other	Corporate	Total
NET EARNINGS	$61,791	$37,550	$49,507	$4,516	$26,930	$180,294
INTEREST AND OTHER	(114)	(467)	(1)	(3,459)	(13,242)	(17,283)
INCOME TAXES	17,936	10,899	14,370	1,088	8,039	52,332
EXPENSES ASSOCIATED WITH SHARE-BASED COMPENSATION ARRANGEMENTS	2,291	3,781	5,000	438	8,860	20,370
NET LOSS (GAIN) ON DISPOSITION AND IMPAIRMENT OF ASSETS	1,107	1,257	331	2,616	(1,557)	3,754
GAIN FROM REDUCTION OF ESTIMATED EARNOUT LIABILITY	—	(1,511)	(344)	—	—	(1,855)
DEPRECIATION EXPENSE	14,902	17,987	12,521	2,053	19,478	66,941
AMORTIZATION OF INTANGIBLES	1,914	4,345	1,406	3,272	808	11,745
ADJUSTED EBITDA	$99,827	$73,841	$82,790	$10,524	$49,316	$316,298

NET EARNINGS AS A PERCENTAGE OF NET SALES	4.4%	4.5%	4.6%	3.6%	*	5.3%

ADJUSTED EBITDA AS A PERCENTAGE OF NET SALES	7.2%	8.8%	7.8%	8.4%	*	9.2%
* Not meaningful

	Year to Date 2024
(In thousands)	Retail	Packaging	Construction	All Other	Corporate	Total
NET EARNINGS	$82,999	$46,965	$76,457	$12,684	$28,226	$247,331
INTEREST AND OTHER	(272)	1,233	(25)	(4,793)	(18,312)	(22,169)
INCOME TAXES	23,036	12,564	20,921	3,478	7,696	67,695
EXPENSES ASSOCIATED WITH SHARE-BASED COMPENSATION ARRANGEMENTS	2,812	3,776	4,276	469	7,943	19,276
NET LOSS (GAIN) ON DISPOSITION AND IMPAIRMENT OF ASSETS	886	1,427	286	14	(622)	1,991
GAIN FROM REDUCTION OF ESTIMATED EARNOUT LIABILITY	—	(37)	(1,818)	—	—	(1,855)
DEPRECIATION EXPENSE	14,089	16,936	11,005	1,617	16,996	60,643
AMORTIZATION OF INTANGIBLES	1,996	4,408	1,405	3,037	889	11,735
ADJUSTED EBITDA	$125,546	$87,272	$112,507	$16,506	$42,816	$384,647

NET EARNINGS AS A PERCENTAGE OF NET SALES	5.8%	5.5%	7.0%	8.5%	*	7.0%

ADJUSTED EBITDA AS A PERCENTAGE OF NET SALES	8.7%	10.2%	10.3%	11.1%	*	10.9%
* Not meaningful

UFP Industries, Inc.

CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

JUNE 2025/2024

(In thousands)
ASSETS	2025	2024	LIABILITIES AND EQUITY	2025	2024

CURRENT ASSETS			CURRENT LIABILITIES
Cash and cash equivalents	$841,930	1,041,341	Accounts payable	$258,784	263,318
Restricted cash	1,061	761	Accrued liabilities and other	257,212	281,316
Investments	32,021	36,740	Current portion of debt	5,122	43,754
Accounts receivable	687,332	724,921
Inventories	722,232	684,813
Other current assets	82,929	65,453

TOTAL CURRENT ASSETS	2,367,505	2,554,029	TOTAL CURRENT LIABILITIES	521,118	588,388

OTHER ASSETS	289,347	259,830	LONG-TERM DEBT AND FINANCE LEASE OBLIGATIONS	229,181	232,979
INTANGIBLE ASSETS, NET	494,495	505,138	OTHER LIABILITIES	173,373	180,686

			TEMPORARY EQUITY	5,253	18,931

PROPERTY, PLANT AND EQUIPMENT, NET	946,041	819,497	SHAREHOLDERS' EQUITY	3,168,463	3,117,510

TOTAL ASSETS	$4,097,388	$4,138,494	TOTAL LIABILITIES AND EQUITY	$4,097,388	$4,138,494

UFP Industries, Inc.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

FOR THE SIX MONTHS ENDED

JUNE 2025/2024

(In thousands)	2025	2024
CASH FLOWS FROM OPERATING ACTIVITIES:
Net earnings	$180,294	$247,331
Adjustments to reconcile net earnings to net cash from operating activities:

Depreciation	66,941	60,643
Amortization of intangibles	11,745	11,735
Expense associated with share-based and grant compensation arrangements	20,370	19,276
Deferred income taxes	(226)	299
Unrealized gain on investment and other	(654)	(1,825)
Equity in (earnings) loss of investee	(794)	1,236
Net loss on sale, disposition and impairment of assets	3,754	1,991
Gain from reduction of estimated earnout liability	(1,855)	(1,855)
Changes in:
Accounts receivable	(184,404)	(176,839)
Inventories	2,461	41,684
Accounts payable	32,887	61,125
Accrued liabilities and other	(17,381)	(25,723)
NET CASH FROM OPERATING ACTIVITIES	113,138	239,078

CASH FLOWS USED IN INVESTING ACTIVITIES:
Purchases of property, plant, and equipment	(129,752)	(106,585)
Proceeds from sale of property, plant and equipment	3,694	2,353
Acquisitions, net of cash received and purchase of equity method investment	(15,706)	—
Purchases of investments	(16,873)	(16,416)
Proceeds from sale of investments	7,467	9,284
Other	1,591	(7,674)
NET CASH USED IN INVESTING ACTIVITIES	(149,579)	(119,038)

CASH FLOWS USED IN FINANCING ACTIVITIES:
Borrowings under revolving credit facilities	13,357	12,354
Repayments under revolving credit facilities	(12,814)	(11,988)
Repayment of debt on behalf of investee	—	(6,303)
Contingent consideration payments and other	(221)	(4,779)
Proceeds from issuance of common stock	1,294	1,470
Dividends paid to shareholders	(41,978)	(40,660)
Distributions to noncontrolling interest	(285)	(9,400)
Payments to taxing authorities in connection with shares directly withheld from employees	(9,560)	(17,838)
Repurchase of common stock	(251,933)	(119,362)
Other	(198)	38
NET CASH USED IN FINANCING ACTIVITIES	(302,338)	(196,468)

Effect of exchange rate changes on cash	2,176	(3,726)
NET CHANGE IN CASH AND CASH EQUIVALENTS	(336,603)	(80,154)

ALL CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	1,179,594	1,122,256

ALL CASH AND CASH EQUIVALENTS, END OF PERIOD	$842,991	$1,042,102

Reconciliation of cash and cash equivalents and restricted cash:
Cash and cash equivalents, beginning of period	$1,171,828	$1,118,329
Restricted cash, beginning of period	7,766	3,927
All cash and cash equivalents, beginning of period	$1,179,594	$1,122,256

Cash and cash equivalents, end of period	$841,930	$1,041,341
Restricted cash, end of period	1,061	761
All cash and cash equivalents, end of period	$842,991	$1,042,102